UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 15, 2005

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania		19102

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On December 20, 2005, Pennsylvania Real Estate Investment Trust (the “Company”) entered into an amendment dated as of December 16, 2005 (the “Rights Agreement Amendment”) to the Rights Agreement dated as of April 30, 1999 (the “Rights Agreement”) between the Company and Wells Fargo Bank, National Association, as successor rights agent (the “Rights Agent”). The Rights Agreement Amendment delineates further the procedures to be followed by the Company in order to redeem issued and outstanding rights to purchase common shares of beneficial interest under the Rights Agreement (the “Rights”). A copy of the Rights Agreement Amendment is attached to this report as Exhibit 4.1 and is incorporated by reference herein.

Item 3.03 Material Modification to Rights of Security Holders

     On December 15, 2005, the Company’s Board of Trustees authorized the redemption of all Rights pursuant to the terms of the Rights Agreement, as amended by the Rights Agreement Amendment. The Company will redeem all Rights outstanding on the record date for the Company’s first quarterly dividend in 2006 for a cash price of $0.001 per Right (the “Redemption Price”), payable on the payment date for such first quarterly dividend to the holders of the Rights on the record date. Following deposit with the Rights Agent of the aggregate Redemption Price, the sole right of the holders of the Rights will be to receive the Redemption Price, and the Rights Agreement, as amended, will terminate.

     On December 15, 2005, the Company’s Board of Trustees also approved an amendment to the Company’s Corporate Governance Guidelines to provide that the Board of Trustees may not adopt a shareholder rights plan in the future unless such plan is approved by a majority of the independent trustees. In addition, the Corporate Governance Guidelines will provide that any such plan will expire within 24 months after adoption by the Board of Trustees unless such plan is approved by the Company’s shareholders within that time period.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

     On December 20, 2005, the Company filed an amendment (the “Trust Agreement Amendment”) to its Trust Agreement (the “Trust Agreement”) in the Department of State of the Commonwealth of Pennsylvania. The Trust Agreement had provided that any new trustee elected by the Board of Trustees to fill a vacancy that resulted from the death, resignation or incapacity of a trustee served for the remainder of the term of the trustee he or she replaced, and any trustee elected by the Board of Trustees to fill a vacancy created by an increase in the number of trustees served until the next annual or special meeting of shareholders. As amended by the Trust Agreement Amendment, the Trust Agreement now provides that any new trustee elected to fill a vacancy that results from the death, resignation or incapacity of a trustee, or any new trustee elected to fill a vacancy created by an increase in the number of trustees, will hold office until the next annual or special meeting of shareholders. Any trustee standing for election at such meeting who is elected by the Board of Trustees to fill a vacancy resulting from the death, resignation or incapacity of a former trustee will stand for election for a term equal to the remaining term of that former trustee. Any trustee standing for election at such meeting who is elected by the Board of Trustees to fill a vacancy created by an increase in the number of trustees will stand for election for a term equal to the remaining term of the class of trustees which was increased when the number of trustees was increased. A copy of the Trust Agreement Amendment is attached to this report as Exhibit 3.1 and is incorporated by reference herein.

Item 8.01 Other Events

     On December 15, 2005, the Company’s Board of Trustees approved an amendment to the Company’s Corporate Governance Guidelines relating to voting in the election of trustees. The amendment will require any trustee who is elected by a plurality vote of the shareholders but who had more votes withheld from his or her election than cast for his or her election to submit his or her resignation to the Company’s Nominating and Governance Committee. The Nominating and Governance Committee will recommend its acceptance or rejection of the trustee’s resignation to the Board of Trustees. The Board of Trustees will take action on the Nominating and Governance Committee’s recommendation within 90 days after certification of the shareholder vote, and then promptly disclose its decision to the public. The Company’s Board of Trustees also approved an addition to the Company’s Corporate Governance Guidelines setting forth standards for the ownership and retention of Company securities by trustees and executive officers.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

	3.1	Amendment, dated as of December 20, 2005, to Trust Agreement, as amended.
4.1	Amendment No. 1, dated as of December 16, 2005, to Rights Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE
INVESTMENT TRUST

December 21, 2005	By:	/s/ Jonathan B. Weller

Jonathan B. Weller
Vice Chairman

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amendment, dated as of December 20, 2005, to Trust Agreement, as amended.
4.1	Amendment No. 1, dated as of December 16, 2005, to Rights Agreement.